EXHIBIT 10

                        Liberation Investment Group, LLC
                       11766 Wilshire Boulevard, Suite 870
                              Los Angeles, CA 90025
                                Tel: 310.479.3434
                                Fax: 310.479.3363


September 10, 2004


Board of Directors
Bally Total Fitness Holding Corp.
8700 West Bryn Mawr - 2nd Floor
Chicago, IL  60631

Dear Members of the Board:

I was shocked at the disparaging statements attributed by your spokesman, John Harris, to the Reuters reporter last week.

I would like to clarify the issues for the record. First, I was not "fired by Paul Toback shortly after he became CEO". In fact, Mr. Toback specifically asked me to continue to serve as a consultant to the Company for 90 days after his appointment and then in June of 2003 retained me to assist in the Company's senior bond financing and any potential accompanying bank financing or securitization. Secondly, to attribute sales declines to me is absurd. I was never asked to and never gave operational advice to the Company. I was retained as an independent consultant from time to time to provide financial consulting only. Mr. Harris' statement is even more absurd given that the Chief Operating Officer of the Company for 18 months of the period to which Mr. Harris referred was the current CEO, Paul Toback, and the marketing chief was your current COO John Wildman. Lastly, referring to me as the chief financial advisor is incorrect as the Company retained major bulge bracket investment banks on all of its financings and other major transactions.

The grossly inaccurate statements the Company has fed the media are even more disappointing in light of the fact that all Liberation, as one of your largest shareholders, wants is to enhance shareholder value. We have repeatedly stated that we hope to accomplish this by working with the current management. We own seven times as much stock as the entire board, and if you do not include Paul Toback's restricted stock grant of 290,000 shares, we own 70 times as much stock as the entire board. We have not asked for management or board changes to date. We have only made what we believe to be suggestions that would enhance shareholder value for all shareholders and would also be good for your other constituencies, employees, senior lenders and bondholders. We cannot understand why the Company would attack and disparage a large shareholder, which is making constructive suggestions to enhance value for all shareholders.

We are large owners in the Company and are entitled to express our opinion. Listed below are our top 5 agenda items for the Board's consideration, all of which we believe will help to significantly enhance shareholder value:

      1. The Company needs to communicate with its owners in a more transparent manner. We believe management needs to provide a detailed report on the status of and issues arising from the late 10-Q filing, as well as periodic updates thereafter.

      2. The Company needs to engage promptly in discussions with lenders who are prepared to refinance the current securitization and provide the Company with additional liquidity. We have, in fact, recommended one such lender who we understand believes that the Company is engaging in stonewalling tactics. We believe serious discussions should begin with this lender, or if you have alternatives better for the Company please let all the shareholders know.

      3. We are aware of several parties who are interested in some of your assets, and we believe these parties have contacted the Company to discuss possible transactions. Liberation believes some of the assets these parties are interested in may be non-core and would be able to achieve very attractive prices. We encourage you to enter into serious discussions with these parties.

      4. We also believe there are several investment groups who are interested in making substantial investments in the Company on terms beneficial to all your shareholders, bondholders, lenders and employees. Again, Liberation believes the Company should enter into serious discussions with such investment groups and, in fact, form a special committee of independent directors to review all proposals when received.

      5. Lastly, Liberation believes the Board of Directors must be proactive at this time and insure that management's interests and the shareholders' interests are aligned, as well as explore different combinations of the above in order to enhance shareholder value for all.

As we have previously stated, Liberation believes in Bally's business and franchise and further believes that the market currently undervalues the Company. We are committed to helping to enhance shareholder value and prefer to work with the Company to accomplish this goal. We hereby respectfully request that the Company appoint a lead independent director with whom we could communicate directly to further insure that our voice and the voices of many of your other dissatisfied shareholders are heard.

Very truly yours,

/s/ Emanuel R. Pearlman
-----------------------
Emanuel R. Pearlman
Manager